Exhibit 21.1

Subsidiaries of Bell Microproducts Inc.

Name	Jurisdiction of Organization

Bell Micro AB	Sweden
Bell Microproducts Argentina, S.A.	Argentina
Bell Microproducts Brazil Holdings, LLC	Minnesota
Bell Microproducts B.V.	Netherlands
Bell Microproducts BVBA	Belgium
Bell Microproducts Canada Inc.	California
Bell Microproducts Canada—Tenex Data ULC	Nova Scotia
Bell Microproducts do Brasil, Ltda.	Brazil
Bell Microproducts Europe B.V.	Netherlands
Bell Microproducts Europe Export Limited	England and Wales
Bell Microproducts Europe (Holdings) B.V.	Netherlands
Bell Microproducts Europe Inc.	California
Bell Microproducts Funding Corporation	Delaware
Bell Microproducts—Future Tech, Inc.	California
Bell Microproducts Iquique, S.A.	Chile
Bell Microproducts Limited	England and Wales
Bell Microproducts Mexico S.A. de C.V.	Mexico
Bell Microproducts Mexico Shareholder, LLC	Florida
Bell Microproducts SARL	France
Bell Microproducts Solutions GmbH	Germany
Bell Microproducts Solutions N.V.	Belgium
Bell Microproducts Spain SLU	Spain
Bell Microproducts s.r.l.	Italy
Bell Microproducts Trader, S.A.	Chile
Bell Microproducts (US) GmbH	Germany
Bell Microproducts (US) Limited	England and Wales
BM Europe Partners C.V.	Netherlands
Don Bell Microproducts Chile, S.A.	Chile
Forefront Graphics US Inc.	Ontario
Ideal Hardware Limited	England and Wales
Import Holdings LLC	California
L&C Importadora, S. de R.L. de C.V.	Mexico
Mexico Holdings LLC	California
Net Storage Computers, Ltda	Brazil
New ProSys Corp.	Georgia
Now Direct, Inc.	Nevada
Open Computing Limited	England and Wales
OpenPSL Holdings Limited	England and Wales
OpenPSL Limited	England and Wales
ProSys Information Systems, Inc.	Georgia
Rorke Data, Inc.	Minnesota
Total Tec Systems, Inc.	New Jersey